Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 8, 2023
Contact:	Jason A. Field
VP, CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS

FIRST QUARTER EARNINGS

ROANOKE, Va.  (February 8, 2023)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $3,256,405, or $0.33, per share for the quarter ended December 31, 2022.  This compares to consolidated earnings of $3,584,529, or $0.43 per share, for the quarter ended December 31, 2021.  CEO Paul Nester stated, “The Roanoke Gas utility experienced strong customer demand and improved utility margins.  The overall earnings decline was primarily attributable to increased operational costs resulting from the inflationary environment and interest expense attributable to higher interest rates on floating rate debt.”

Net loss for the twelve months ended December 31, 2022 was $32,060,726, or $3.38 per share.  Underlying net income, a non-GAAP measure that excludes the after-tax impairment recorded in the second and fourth quarters of fiscal 2022, for the twelve months ended December 31, 2022 was $8,850,818, or $0.93 per share, compared to $8,963,328, or $1.08 per share, for the twelve months ended December 31, 2021.  Nester attributed the slight overall earnings decline to inflationary pressures and rising interest rates.  The EPS change also reflects the increase in shares outstanding from the prior year.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of the after-tax impairment charge from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

Net income for the three months ended December 31, 2022 is not indicative of the results to be expected for the fiscal year ending September 30, 2023 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in Item 1-A of the Company’s fiscal 2022 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Operating revenues	$33,282,335	$23,263,080	$94,184,477	$78,920,842
Operating expenses	27,737,850	17,884,657	79,101,740	64,345,497
Operating income	5,544,485	5,378,423	15,082,737	14,575,345
Equity in earnings of unconsolidated affiliate	1,232	72,127	2,432	382,998
Impairment of unconsolidated affiliates	—	—	(55,092,303)	—
Other income, net	74,606	322,439	1,209,150	904,559
Interest expense	1,369,164	1,104,856	4,762,237	4,136,912
Income (loss) before income taxes	4,251,159	4,668,133	(43,560,221)	11,725,990
Income tax expense (benefit)	994,754	1,083,604	(11,499,495)	2,762,662

Net income (loss)	$3,256,405	$3,584,529	$(32,060,726)	$8,963,328

Net earnings (loss) per share of common stock:
Basic	$0.33	$0.43	$(3.38)	$1.08
Diluted	$0.33	$0.43	$(3.38)	$1.08

Cash dividends per common share	$0.1975	$0.1950	$0.7825	$0.7500

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$3,256,405	$3,584,529	$(32,060,726)	$8,963,328
Impairment - net of income tax	-	-	40,911,544	-
Underlying net income	$3,256,405	$3,584,529	$8,850,818	$8,963,328

Underlying earnings per share: basic and diluted	$0.33	$0.43	$0.93	$1.08

Weighted average number of common shares outstanding:
Basic	9,830,206	8,383,986	9,487,205	8,306,294
Diluted	9,837,188	8,393,032	9,487,205	8,318,014

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
Assets	2022	2021
Current assets	$47,845,073	$32,449,177
Utility property, net	234,849,715	215,350,467
Other non-current assets	25,257,374	75,431,248

Total Assets	$307,952,162	$323,230,892

Liabilities and Stockholders’ Equity
Current liabilities	$60,164,437	$44,758,986
Long-term debt, net	113,288,995	124,809,694
Deferred credits and other non-current liabilities	39,608,723	51,367,367
Total Liabilities	213,062,155	220,936,047
Stockholders’ Equity	94,890,007	102,294,845

Total Liabilities and Stockholders’ Equity	$307,952,162	$323,230,892